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                                                                   Exhibit 10.31



          SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION


I. DIRECTOR COMPENSATION

      Each director of the Company who is not also an employee receives an annual fee of $35,000, plus reimbursement of expenses incurred in attending meetings. In addition, members of the Compensation Committee receive an annual fee of $5,000, members of the Nominating and Corporate Governance Committee receive an annual fee of $5,000 and members of the Audit Committee receive an annual fee of $10,000. The Chairman of the Audit Committee also receives an additional annual fee of $30,000 for his services as Chairman of the Audit Committee.

      Pursuant to the Company's Director Plan, as amended, each person who is first elected or appointed to serve as a non-employee director of the Company automatically is granted an option to purchase 15,000 shares of Common Stock at the fair market value of the Common Stock on the date of the grant and each person who is re-elected or continues as a non-employee director at each subsequent annual meeting of shareholders automatically is granted an option to purchase 3,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. All options granted under the Director Plan become exercisable one year after the date of grant, except that they become immediately exercisable upon a "change in control" as defined in the Director Plan, and, unless terminated earlier by the terms of the option, expire ten years after the date of grant. Upon the exhaustion of shares available under the Director Plan, the Company will issue the same number of options under the 2004 equity Incentive Plan to non-employee directors as described above.

      Pursuant to the Company's 2004 Equity Incentive Plan, each non-employee director automatically receives an annual restricted stock award of 3,000 shares (4,500 shares in the case of the Audit Committee Chairman). Directors who are first elected or appointed to the Board at any time other than an annual meeting of shareholders will receive a prorated restricted stock award upon their initial election or appointment and will be eligible to receive annual grants of 3,000 shares at each annual meeting of shareholders thereafter. Generally, restricted stock awards are granted to the non-employee directors for no additional consideration and all restrictions will lapse one year after the date of grant or earlier upon a change of control. In lieu of restricted stock awards, the Company may issue restricted stock units or other equity compensation available under the 2004 Equity Incentive Plan on similar terms.

      Non-employee directors are reimbursed their out-of-pocket costs in attending Board and committee meetings.

II. EXECUTIVE COMPENSATION

     The Company's executive officers' compensation is comprised of base salary, annual incentive compensation, long-term incentive compensation in the form of stock options, restricted stock awards, restricted stock units or other equity compensation, and various benefits, including those benefits that are generally available to all full-time employees of the Company, such as participation in group medical and life insurance plans and a 401(k) plan. Each of the executive officers is also granted the use of an automobile leased by the Company at prices ranging from $1,200 to $1,800 per month or receives a monthly cash allowance for an equivalent amount. In addition, each of the executive officers participate in the Company's Executive Salary Continuation Plan that provides beneficiaries of participants with a salary continuation benefit in the event of the participant's death while employed by the Company. Mr. Barrist's compensation also includes the personal use by Mr. Barrist of 25 hours per year of an aircraft partly owned by the Company.

     Each of the executive officers has an employment agreement with the Company pursuant to which such officer is paid the minimum base annual compensation set forth in the agreement subject to such increases as may be approved by the Company's Compensation Committee. At a minimum, such base salaries are to be adjusted each year in accordance with changes in the Consumer Price Index for the Philadelphia area.


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     The Company has an executive officer annual incentive plan, which is not set forth in a written agreement. If the Company achieves certain performance goals, including, but not limited to, earnings per share growth, approved by the Compensation Committee, the Compensation Committee will establish a bonus pool to be paid out to eligible participants. Each eligible participant's bonus will be funded from this pool based on the attainment of their personal performance goals. Each eligible person's maximum bonus potential is based upon a percentage of that participant's base salary, ranging from 75 percent to 100 percent depending on their position ("Bonus Percentage"). Eighty percent of the aggregate amount of bonus to be paid to each participant will be paid in cash and twenty percent will be paid in restricted stock units. Each restricted stock unit award will vest and the stock will be issued only upon the occurrence of any of the following prior to the expiration of the RSU: (i) the second anniversary of the award date, (ii) a change of control of the Company, as defined in the 2004 Plan or (iii) the death or disability of the grantee.

     The following table sets forth the current base salaries and Bonus Percentage of the Company's CEO and each of the executive officers who were named in the Summary Compensation Table in the Company's Proxy Statement relating to its 2005 Annual Meeting of Shareholders and/or who are expected to be named in the Summary Compensation Table in the Company's Proxy Statement relating to its 2006 Annual Meeting of Shareholders. The salaries set forth below reflect the CPI adjustment required under the employment agreements that were made by the Compensation Committee effective as of January 1, 2006.


NAME AND PRINCIPAL POSITION                                 SALARY           BONUS PERCENTAGE
------------------------------------------------------------------------------------------------
Michael J. Barrist                                                 $739,253                 100%
Chairman of the Board, President and Chief
Executive Officer

Charles F. Burns,                                                  $363,650                  75%
Executive Vice President,
Business Process Outsourcing

Stephen W. Elliott                                                 $311,700                  75%
Executive Vice President, Information
Technology and Chief Information Officer

Joshua Gindin, Esq.                                                $311,700                  75%
Executive Vice President
and General Counsel

Steven Leckerman                                                   $415,600                 100%
Executive Vice President and Chief Operating
Officer - Accounts Receivable Management - North
America

Steven L. Winokur                                                  $415,600                 100%
Executive Vice President,
Chief Financial Officer and Chief Operating
Officer - Shared Services